UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                  FORM 4

[ ] Check this box if no longer                  OMB APROVAL
    subject to Section 16. Form 4 or             OMB NUMBER:  3235-0287
    Form 5 obligations may continue.             Expires: September 30, 1998
    See Instruction 1(b).                        Estimated average burden
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  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

    Husain                            M.                         Fazle
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     (Last)                         (First)                      (Middle)

    c/o The Medicines Company
        One Cambridge Center
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                                   (Street)

    Cambridge                         MA                             02142
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     (City)                         (State)                           (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     The Medicines Company (MDCO)
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3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year

     05/01
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

     X Director                                          10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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7.   Individual or Joint/Group Filing (Check Applicable Line)

 X      Form filed by One Reporting Person
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        Form filed by More than One Reporting Person
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      Table I -- Non-Derivative Securities Acquired, Disposed of, or
                            Beneficially Owned

1.   Title of Security    2. Trans-  3. Trans-     4. Securities Acquired  5. Amount of Securities  6. Ownership      7. Nature of
     (Instr. 3)              action     action        (A) or Disposed of      Beneficially Owned       Form: Direct      Indirect
                             Date       Code          (D) (Instr. 3, 4        at End of Month          (D) or In-        Beneficial
                                        (Instr.8)     and 5)                  (Instr. 3 and 4)         direct (I)        Ownership
                             (Month/                                                                   (Instr. 4)        (Instr. 4)
                             Day/                         (A) or
                             Year)    Code    V    Amount   (D)    Price
------------------------- ---------   ----   ---   -------  --- ---------  --------------------     --------------    -------------
Common Stock                                                                   1,952,774(1)                I(2)       through
                                                                                                                      partnerships




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of                   2. Conversion or   3. Transaction Date   4. Transaction  5. Number of      6. Date Exercisable and
    Derivative                    Exercise Price     (Month/Day/Year)      Code            Derivative        Expiration Date
    Security                      of Derivative                            (Instr. 8)      Securities        (Month/Day/Year)
    (Instr. 3)                    Security                                                 Acquired (A)
                                                                                           or Disposed of
                                                                                           (D) (Instr. 3,
                                                                                           4 and 5)
                                                                                                               Date       Expiration
                                                                          Code  V          (A)   (D)        Exercisable      Date
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
Warrants (Right to Buy)(4)         $ 5.92                                                                   Immed.        10/18/04

Warrants (Right to Buy)(4)         $ 5.92                                                                   Immed.        03/02/05

Option (Right to Buy)              $13.80              05/31/01           A     V         7,500               (3)         05/31/11



1.  Title of                   7. Title and Amount of            8. Price of      9. Number of     10. Ownership    11. Nature of
    Derivative                    Underlying Securities             Derivative       Derivative        Form of          Indirect
    Security                      (Instr. 3 and 4)                  Security         Securities        Derivative       Beneficial
    (Instr. 3)                                                      (Instr. 5)       Beneficially      Security:        Ownership
                                                        Amount                       Owned at End      Direct (D)       (Instr. 4)
                                                        or                           of Month          or Indirect
                                                        Number                       (Instr. 4)        (I)
                                                        of                                             (Instr. 4)
                                   Title                Shares
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
Warrants (Right to Buy)(4)      Common Stock           108,878                        108,878               I(2)      through
                                                                                                                      partnerships
Warrants (Right to Buy)(4)      Common Stock           191,334                        191,334               I(2)      through
                                                                                                                      partnerships
Option (Right to Buy)           Common Stock             7,500                          7,500                D

Explanation of Responses:

1.  The reported securities owned by the Funds (defined below) as at 05/31/01.

2.  The Reporting Person is a managing member of Morgan Stanley Venture Partners
III, L.L.C., the general partner (the "General Partner") of Morgan Stanley Venture
Partners III, L.P., Morgan Stanley Venture Investors III, L.P., and The Morgan
Stanley Venture Partners Entrepreneur Fund, L.P (collectively, the "Funds").  The
Reporting Person disclaims any beneficial ownership of any of the securities owned by the Funds except to the extent of his proportionate pecuniary interest in the General Partner.

3.  The option vests in 48 equal monthly installments beginning on June 30, 2001.

4. In the report filed for June 2001, the warrants had been included in the total number of securities reported in Table I.

**Intentional misstatements or omissions of facts constitute Federal Criminal              /s/ Debra Abramovitz          09/06/01
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               -------------------------------  ------------
                                                                                      **Signature of Reporting Person     Date
                                                                                        Debra Abramovitz, Attorney-in-
                                                                                        Fact for M. Fazle Husain
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                                                                     SEC 1474 (7-96)
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